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                                                          Exhibit 11.0

                  NATIONAL SEMICONDUCTOR CORPORATION
   CALCULATION OF EARNINGS PER SHARE-ASSUMING FULL DILUTION
                (in millions, except per share amounts)

                                                   Year ended
                                          ---------------------------
                                           May 28,   May 29,   May 30,
                                            1995      1994      1993
                                           ------    ------    ------
Net income before cumulative
  effect of accounting change              $264.2   $259.1    $ 130.3
Cumulative effect of accounting change         -       4.9         -
                                          -------   ------    -------
Net income                                 $264.2   $264.0    $ 130.3
                                          =======   ======    =======
Number of shares:
 Weighted average common shares
   outstanding                              121.4    113.0      107.4
 Weighted average common equivalent shares    3.8      8.4        8.5
                                          -------   ------     ------
 Weighted average common and common
   equivalent shares                        125.2    121.4      115.9
 Additional weighted average common
   equivalent shares assuming full dilution   0.1      0.4        0.5
 Shares issuable from assumed
  conversion of preferred shares             12.2     19.6       16.0
                                          -------    -----     ------
Weighted average common and common
  equivalent shares - assuming full
  dilution                                  137.5    141.4      132.4(1)
                                          =======    =====     ======

Earnings per share - assuming
  full dilution before cumulative
  effect of accounting change              $ 1.92    $ 1.83    $ 0.98
Cumulative effect of accounting change        -        0.04       -
                                           ------    ------    ------
Net income                                 $ 1.92    $ 1.87    $ 0.98
                                          =======    ======    ======

______________________________________________

(1) For fiscal 1993, this calculation is submitted in accordance with Regulation S-K Item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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